CHURCHILL DOWNS INCORPRATED
Moderator: Mike Ogburn
07-01-04/8:00 a.m. CT
Confirmation # 695122

CHURCHILL DOWNS INCORPORATED

Moderator: Mike Ogburn
July 1, 2004
9:00 a.m. ET

Operator:	Good day and welcome to the Churchill Downs Incorporated conference call. At this time for opening remarks and introductions, I would like to turn the call over to the Director of Investor Relations, Mr. Mike Ogburn. Please go ahead, sir.

Mike Ogburn:	Good morning and welcome to this Churchill Downs Incorporated conference call to discuss our earnings guidance revisions for the second quarter of 2004 and full year. The revised guidance was released yesterday afternoon in a press release that has been covered by the financial media.

A copy of this release is available at the section of the Company's Web site entitled "Investor Relations" at www.churchilldownsincorporated.com. Let me also note that this release advises of the accessibility of this conference call on a listen-only basis over the Internet.

As we start, let me express that some statements made in this call will be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, expectations, or beliefs about future events or results, or otherwise are statements not of historical fact. Actual performance of the Company may differ materially from that projected in such statements.

Investors should refer to statements included in reports filed by the Company with the Securities and Exchange Commission for a discussion of additional information concerning factors that could cause our actual results of operations to differ materially from the forward-looking statements made in this call. The information being provided today is of this date only, and Churchill Downs Incorporated expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

I'll now turn the call to Tom Meeker, president and chief executive officer.

Thomas Meeker:	Thanks for joining us today on such short notice. The purpose of this call, as Mike indicated, is to update you on our previous guidance that we gave to you earlier this year in the year and altered as indicated in an announcement we gave to the street last night in the form of a press release. In short, we are advising you that based on information that we have today, we anticipate that our year in earnings will be approximately 10 to 15 percent short of our previous guidance of $1.70 per share.

The downward revision in our estimate is occasioned by unanticipated development costs associated with various strategic opportunities available to the Company in this year. These opportunities include ballot initiatives in both California and Florida, that if successful would allow the Company to operate slot machines at its facilities. These initiatives, coupled with other development costs associated with such things as our CRM effort and the Fair Grounds acquisition, will negatively impact short-term earnings but provide the Company with the opportunity to accelerate its long-term growth.

As reported in the release, we are experiencing some softness in revenue levels at Hollywood Park, Arlington Park, Churchill Downs, and the CDSN operation. These are described as resulting from weather, short fields, and a number of other factors, as outlined in the press release. However, this is not what has occasioned the revision in earnings guidance. In the ordinary course of business, we would have been able to adjust our cost structure to cover these revenue shortfalls and achieve our previous guidance.

However, based on what we know today, we will not be able to cover these additional development costs associated with the strategic opportunities we see available to us this year in addition to any revenue shortfalls associated with ongoing operations.

With that, now I will take any questions you may have. With me today is Mike Miller, our chief financial officer. And we'll open it up to questions.

Operator:	Thank you. Today's question-and-answer session will be conducted electronically. If you would like to ask a question, please press the "star" key followed by the digit "one" on your touch-tone telephone. Once again if you would like to ask a question, please press "star one."

And we'll take our first question from Larry Klatzkin with Jefferies & Company.

Larry Klatzkin:	Hey, guys.
Tom Meeker:	Hi, Larry.
Mike Miller:	Morning, Larry.
Larry Klatzkin:	How you doing? Listen, quick question, could you just go over what's going exactly on in Florida, and what the timing is? And what your take would be if it does go positively?
Tom Meeker:	Well there is a initiative right now that is ongoing that involves obtaining necessary signatures for a state-wide referendum that would allow pari-mutuel operations to operate slot machines in the Dade and Broward County areas, subject to a second local referendum. And we are evaluating our participation in that particular effort as we speak. If we do participate in that effort, it will be a substantial expenditure of development funds to promote the initiative.

Larry Klatzkin:	All right. Well, and what's your feeling right now? This looks pretty good at this point?
Tom Meeker:	I think our assessment right now is still open. But it would appear as though we will probably participate in the effort.
Larry Klatzkin:	All right. Good, thank you very much, guys.
Operator:	And we'll go next to Chip Rini with Addison Clark.
Chip Rini:	Good morning, guys.
Mike Miller:	Morning, Chip.
Tom Meeker:	Good morning.
Chip Rini:	Quick question, just looking at the release, it says that a revision of 10 to 15 percent, which would come to about a five million or so increase in expenses.
Tom Meeker:	Right.
Chip Rini:	And I was just wondering how that is broken out between ballot initiatives in Florida, California, and the CRM program? And has something changed with the CRM program? Have you accelerated the development into '04 from '05?

Mike Miller:	Chip, this is Mike, and I'll answer that.
Chip Rini:	OK.
Mike Miller:	As is our custom, I'm really not going to give a specific number. I will tell you, though, that the vast majority of this guidance revision is due to these legislative efforts and not CRM. We started the CRM project last year when our budget for '04 was being put together, which was the underpinning for our guidance that we gave early in the year. We were still in the process of formulating and scoping the CRM project. Since that has happened, and I think we've reported this in the past, but we've been fortunate enough to hire a gentleman, Atique Shah from GSI Commerce, who has come in and literally taken over and remolded this CRM project. And as a result of this effort, and just the education he has brought us, it has caused us to revise our estimates.

But in terms of the timing, et cetera, no, it is still on track - it is being developed as we speak. We just have a much clearer picture now than we did a few months ago.
Chip Rini:	Okay. And so you said the vast majority of that five million is going to come from the California and Florida, which means over 50 percent?
Mike Miller:	Well not to pick, but actually the vast majority of this guidance revision is a result of that. The five million is your number.
Chip Rini:	Okay. And can you give us an update on the Fair Grounds? What's kind of going on there? I read the press release - I was a little confused.
Mike Miller:	Well again our public policy, our Company policy, is not to comment on these things until they are at substantial completion. But it is of record now and filed with the bankruptcy court that the auction is scheduled to be held in mid-August. We have indeed consented to be the stalking horse in that auction process. So, you know, we have at least assured our seat at the table. But beyond that I think it would be premature to comment.

Chip Rini:	Okay.
Operator:	We'll take our next question from Ryan Worst with C.L. King.
Ryan Worst:	Good morning. I was just wondering, you know, what has changed as far as your pursuit of these initiatives since like a month ago when you provided guidance? I mean what I've seen in California is that since that time the governor has come out basically against the initiatives, and I thought that possibly that would mean less expenditures going forward. So could you just comment on, you know, your thoughts on the outlook in California?

Thomas Meeker:	Well let's go to California first of all. It keeps, you know, ebbing and flowing each day. I think two days ago there was a report that the tribes -- several tribes, including a major tribe down in the San Diego area - have filed an action to stop the governor's proposal. So there is a lot of fluidity in what is going on out there. Since our last guidance, we have been able to confirm that we are on the ballot, through Proposition 68, which changed the picture completely, and opened the door for execution on a major campaign. That continues to be under way, which would involve substantial expenditures of media, et cetera.

So that - since our last guidance - that fact has changed the dynamics. In addition, since our last guidance, or phone call, the events have unfolded in Florida, which allows us an opportunity there. And as you well know, there are things going on all around the country right now, various initiatives, including prospect of initiatives in the states that we currently do business. Various changes where I think we will have an opportunity in the latter part of this year, and certainly in the first part of next year, to execute on alternative gaming strategies in virtually every state in which we do business.

And when you look at the landscape and the dynamics that are going on in the legislative area, as well as opportunities such as the Fair Grounds, it becomes difficult for us to really project exactly what is going to happen in terms of what expenditures we might make. But I will tell you and assure you that if these opportunities avail themselves, we will make the necessary expenditures, because in each instance, it involves a strategic initiative that will provide us a growth platform for the future.

Ryan Worst:	Okay, Tom, so is it fair to say in California that as of now you are planning on pursuing this ballot initiative kind of full throttle despite the governor's opposition?
Thomas Meeker:	Yes.
Ryan Worst:	Okay. And then could you talk about what is going on in Kentucky, if anything? And then also, if there are any benefits awarded you as the stalking horse in the Fair Grounds pursuit?
Thomas Meeker:	Well we cannot talk about the stalking horse arrangement, but that is a matter of public record down there. You know, we can go to the record down there and find out what agreements we have, perhaps offline we can talk to you specifically because it is a matter of public record.

There are two things that you should be aware of in Kentucky. First of all, we are very pleased that a new organization has been formed, led largely by the owners and breeders in Central Kentucky, which heretofore have not been heard from in any of the legislative initiatives that we have engaged in over the last several years in Kentucky.

They are proposing - under the banner of Keep, K-E-E-P, led by the former governor of the state of Kentucky - and are executing on a grassroots campaign that would involve virtually every county in the state. And the purpose of this campaign is to educate the electorate on the importance of the horse industry as part of the overall economic fabric of the state of Kentucky, and the importance of providing the horse industry, specifically the racing industry, with the competitive tools to meet the challenges of the future, and more important to maintain Kentucky as the number one horse state in the country, and indeed the world. So that is going on.

Coincidentally, we are, and have been, engaged in a similar activity, a grassroots campaign on behalf of Churchill to promote and educate the electorate statewide with the importance of not only the horse industry in general, but in particular the racing industry as an important economic driver for the state of Kentucky. So in 20 words or less, the approach to Kentucky has changed, and the approach to Kentucky is directed towards the electorate and not the legislative body. That is not to say we won't continue to have meaningful discussions with our legislators, but at the same time we will now be working at the grassroots level, building a coalition of support for initiatives which we see coming down the road, in particular during the next session early next year.

Ryan Worst:	Okay. And then one last question, I mean is there any way to kind of, you know, project how much you would have to spend on this initiative? Or, better yet, just what you have accounted for thus far in this new revised guidance as far as the, you know maybe percent that you might have to spend overall in Florida and California?

Thomas Meeker:	I don't quite understand the question. I mean it is a significant amount, you can do the math and kind of ...
Ryan Worst:	Right, is that most of what you're going to have to spend? Is it 50 percent of what you're going to have to spend? Or, you know, at this point do you think it's, you know ...

Thomas Meeker:	In this year -- I think it is in this year, but you have to understand in both Florida and in California, if the referendum were successful, there would continue to be additional development costs and legislative costs associated with formulating enabling legislation, that is number one.

And then two, in Florida the construct of the Florida initiative provides that the statewide referendum would authorize the counties of Dade and Broward to have their own local referendum.

Ryan Worst:	Right.
Thomas Meeker:	Which again would occasion additional development costs, promoting those referendums in those counties. And that would not hit until next year because the November election, you know, would be the statewide referendum.

Ryan Worst:	Okay. So, Tom, it sounds like that this is what you need to spend up until the referendum, basically, you've ...
Thomas Meeker:	Yes.
Ryan Worst:	... account for that with this revision?
Thomas Meeker:	Right.
Ryan Worst:	And just one last thing, how many signatures do you need in Florida? And where are you in that process?
Thomas Meeker:	In Florida, I cannot give you the exact amount, we're about 90 percent there.

Ryan Worst:	Ninety percent?
Thomas Meeker:	Yes.
Ryan Worst:	Okay. Great, thanks.
Operator:	We'll go next to David Katz with CIBC World Markets.
David Katz:	Morning. Just a quick question on Pennsylvania. At one point you were involved I believe in a development -- a partnership. Could you sort of update us on that? And I guess update us on how the evolving legislation sort of bodes for that situation?

Mike Miller:	Morning, David, this is Mike. I'm not going to speculate on the legislation, because if it is swirling anywhere, it is really swirling in Pennsylvania. As to whether is going to happen, and then again who might be entitled to get this, we still indeed have an agreement with Mr. Betters - who has attractive land under option within the city limits of Pittsburgh - that is far more than just a racetrack or a racino, it is a huge commercial development as well potentially for the city.

And as we've reported before, we have sort of a wait and see approach with this, and a wait and see agreement, which allows us to let events unfold, both political in terms of the statute, and then to see whether he's going to get the racing license before we have to commit any funds.

So there are no speculative monies being spent on our part in Pennsylvania. And unless Tom would like to comment, otherwise I don't really have any speculation on what might happen there politically.

David Katz:	Any thoughts in terms of the scale and scope of what kind of project we'd be talking about?

Thomas Meeker:	Well it would be a racetrack with a racino operation attached. The scale will be largely determined by what, if any, legislation is passed, and what allocation of slot machines or alternative gaming machines would be granted to a particular licensee. The driver of the racetrack in each instance where a racino application has been filed, or is proposed to be filed in the State of Pennsylvania, the primary driver obviously is the passage of alternative gaming legislation, number one. And number two, the successful licensing of a particular operator to operate slot machines. So until all of those dynamics are sorted out, it's hard for us to project.

David Katz:	Understood. And so no sort of dollar amount in terms of size of project?
Thomas Meeker:	Not at this juncture.
David Katz:	Okay, thanks very much.
Operator:	Once again, it is "star one" for questions. And we'll go next to Jeffrey Thomison with Hilliard Lyons.
Jeffrey Thomison:	Good morning. I just unfortunately joined in on the call. So I apologize if you've already answered this question. But you gave a number of reasons for second quarter earnings to be three percent below your guidance, and full-year earnings to be 10 to 15 percent below. Are you able at this time to specify and perhaps rank for us in order of impact which factors are more attributable to the second quarter, and which factors perhaps in order of importance for the year?

Male:	Well you are catching up. What we have reported is the development activities, including the legislative initiatives, represent the most significant part of the downward revision.

Jeffrey Thomison:	For the quarter and the year?
Tom Meeker:	Yes, I'd say ...
Mike Miller:	Yes.
Mike Miller:	... that's true for both, Jeff.
Jeffrey Thomison:	Okay, and obviously Arlington, we know what period that falls in, and then as well as your construction. So that answers that.
Male:	Yes, Jeff.
Tom Meeker:	And I also mentioned that quite honestly the revenue shortfalls that we are experiencing at Arlington and Churchill, in particular, have attributed to a wide range of things. The construction here at Churchill has been a difficult exercise. We have had horrible weather, both in Chicago and here in Louisville during the course of these race meets. But those revenue shortfalls against plan, in the ordinary course - we could adjust our cost structure to mitigate those. But when you add the potential of a downward, excuse me, of lower revenues associated with those operations to these additional development costs, there is no way we can adjust everything and still meet what guidance we gave to you earlier.

Jeffrey Thomison:	Right, got it.
Tom Meeker:	Okay.
Jeffrey Thomison:	Thanks.

Mike Miller:	Thank you, Jeff.
Operator:	Once again, it is "star one" for questions. And there appear to be no further questions at this time.
Thomas Meeker:	Well again, thank each of you for joining us today, and we will keep you advised as we are required by law, but more importantly, by the course of business that we have established over the last several years. So thank you again for joining us this morning.

Operator:	This does conclude today's conference. Thank you for your participation, you may now disconnect.

END